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  EXHIBIT 11.1

                               BROADVISION, INC AND SUBSIDIARIES
                        STATEMENT REGARDING COMPUTATION OF PER SHARE LOSS
                             (In thousands, except per share data)

                                                            1996         1995
                                                         ---------    --------
Statement of operations data:
 Net Loss                                                $ (10,145)   $ (4,318)
 Weighted average number of common and dilutive
  equivalent shares used in computations:
 Common stock                                               18,815       6,376
 Preferred stock (as if converted)                               -       5,600
 Stock options and other common stock equivalents                *           *
                                                         ---------    --------
   Subtotal                                                 18,815      11,976

Pursuant to Staff Accounting Bulletin No. 83:
 Preferred stock converted on as-if basis at exercise
  prices less than the anticipated initial public
  offering price                                                 -       3,915
 Stock options                                                   -       2,652
                                                         ---------    --------

Shares used in computing net loss per share                 18,815      18,543
                                                         ---------    --------

Net loss per share                                       $   (0.54)   $  (0.23)
                                                         ---------    --------
                                                         ---------    --------



* not included as effects are anti-dilutive.